Exhibit 10.4

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (this “Amendment”) to that certain Employment Agreement by and between Buccaneer Holdings, Inc. a Delaware corporation (together with any Subsidiaries and Affiliates as may employ Executive from time to time, and any successor(s) thereto, the “Company”) and Alfredo T. De Cardenas (“Executive”), dated May 3, 2011 (the “Employment Agreement”), is entered into as of June 10, 2011, to be effective as of July 1, 2011.

WHEREAS, the Company and Executive are parties to the Employment Agreement;

WHEREAS, each of the Company and Executive wish to amend the Employment Agreement as herein provided.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Executive hereby agree to amend the Employment Agreement as follows (with terms otherwise not defined in this Amendment having the same meaning as set forth in the Employment Agreement):

1. Amendment to the Employment Agreement.

a. Recitals. The second clause of the recitals is hereby amended and restated in its entirety as follows:

“WHEREAS, the Company desires to employ Executive as its President of Global Sales and Customer Support upon the terms and conditions set forth therein.”

b. Section 2(a) of the Employment Agreement. The first sentence of Section 2(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“During the period beginning on July 1, 2011 and ending on the last day of the Employment Period (the “Continuing Employment Period”), Executive shall serve as President Global Sales and Customer Support and shall have the normal duties, responsibilities, functions and authority of such position, subject to the power and authority of the Company’s Board of Directors (the “Board”) and the Company’s Chief Executive Officer to expand or limit such duties, responsibilities, functions and authority and the power and authority of the Board to overrule actions of officers of the Company; provided that such permitted limitations may, nevertheless, constitute “Good Reason” under Section 8.”

c. Section 3(a) of the Employment Agreement. The first sentence of Section 3(a) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“During the Continuing Employment Period, Executive’s base salary shall be Four Hundred Twenty Thousand Dollars ($420,000) per annum (as increased from time to time as provided below, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (in effect from time to time).”

d. Section 3(b) of the Employment Agreement. The first sentence of Section 3(b) of the Employment Agreement is hereby amended and restated in its entirety as follows:

“In addition to Base Salary, Executive will have an opportunity to earn a cash bonus (the “Annual Bonus”) each calendar year during the Employment Period, commencing with calendar year 2011, as determined by the Compensation Committee, with a target annual bonus equal to seventy-five (75%) of Executive’s Base Salary (the “Target Bonus”) with respect to each calendar year during the Continuing Employment Period (prorated for calendar year 2011), based upon the achievement with respect to any calendar year of performance objectives as approved by the Compensation Committee (the “Target Bonus Objectives”). For the avoidance of doubt, (i) the prorated target annual bonus for the first half of calendar year 2011 shall be equal to seventy percent (70%) of the amount of Executive’s Base Salary paid in respect of the period beginning on January 1, 2011 and ending on June 30, 2011 and (ii) the prorated target annual bonus for the second half of calendar year 2011 shall be equal to seventy-five percent (75%) of the amount of Base Salary paid to Executive in respect of the period beginning on July 1, 2011 and ending on December 31, 2011.

e. Definitions. Subsection (b) of the definition of “Good Reason” is hereby amended and restated in its entirety as follows:

“(b) Executive is assigned duties which, in the aggregate, represent a material reduction of his responsibilities as described by Section 2(a) or Executive’s title as President Global Sales and Customer Support is materially adversely changed;”

2. No Other Amendment. Except as expressly set forth in this Amendment, the Employment Agreement shall remain unchanged and shall continue in full force and effect according to its terms.

3. Acknowledge. Executive acknowledges and agrees that he has carefully read this Amendment in its entirety, fully understands and agrees to its terms and provisions and intends and agrees that it be final and legally binding on Executive and the Company.

4. Governing Law; Counterparts. All issues and questions concerning the construction, validity, enforcement and interpretation of this Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction). This Amendment may be executed in several counterparts, each of which shall be deemed to be an original and, all of which taken together constitute one and the same amendment.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment, and this Amendment shall become effective, as of the dates and year set forth above.

BUCCANEER HOLDINGS, INC.

By:	/s/ James A. Attwood, Jr.
Name:	James A. Attwood, Jr.
Title:	Chairman

EXECUTIVE

/s/ Alfredo T. De Cardenas
Alfredo T. De Cardenas

Signature Page for Amendment to Employment Agreement